Exhibit 2(h)

                                    Agreement

         THIS AGREEMENT, dated as of the 8th day of September, 1995, between TEXFI INDUSTRIES, INC., a Delaware corporation ("Texfi") and DECOTECH, L.C., a South Carolina limited liability company ("Decotech").

                              W I T N E S S E T H:

         WHEREAS, Texfi and Decotech are parties to an Asset Purchase Agreement, dated as of March 31, 1995 (the "Purchase Agreement"), whereby Decotech purchased from Texfi certain real and personal property of Texfi located in Marion, North Carolina;

         WHEREAS, as part of the consideration paid by Decotech to Texfi for the aforesaid assets, Decotech delivered to Texfi that Subordinated Promissory Note dated March 31, 1995, in the principal amount of $2,000,000 executed by Decotech in favor of Texfi (the "Promissory Note");

         WHEREAS, pursuant to the terms of the Promissory Note, a payment of principal and interest in the amount of $682,777.78 was due and payable to Texfi from Decotech on July 31, 1995, and interest on principal has continued to accrue under the Promissory Note from August 1, 1995, at the rate of $555.56 per day (the "Overdue Payment");

         WHEREAS, as of the date hereof, Decotech has not paid the Overdue Payment to Texfi;

         WHEREAS, the parties agree that the amount of $330,388.23 is owed by Texfi to Decotech pursuant to the provisions of the Purchase Agreement ($242,687.00 for the post-closing adjustment to the purchase price based upon the inventory valuation and $87,701.23 for vacation pay and other adjustments)(the "Purchase Agreement Payment");

         WHEREAS, Decotech has made certain financial information available to Texfi, including, without limitation, balance sheets and income statements of Decotech for each of the four months ended July 1, 1995, and in reliance thereon Texfi has agreed to enter into this Agreement and to transfer the Promissory Note to Deco General Partnership, a South Carolina general partnership consisting of certain of the members of Decotech ("Deco"), pursuant to the terms and conditions of that Note Purchase Agreement of even date herewith among Texfi, Decotech and Deco (the "Note Purchase Agreement");

         WHEREAS, Decotech and Texfi desire for Texfi to offset the Purchase Agreement Payment against the Overdue Payment;

         WHEREAS, it is the desire of Texfi and Decotech fully and finally to settle and resolve all disputes and differences which exist or may exist between them, known or unknown,


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including, without limitation,  claims arising out of the Purchase Agreement and the transactions contemplated thereby and related thereto;

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and the transfer of the Promissory Note to Deco pursuant to the terms and conditions of that Note Purchase Agreement, the parties hereto hereby agree as follows:

         1. Texfi hereby offsets the Purchase Agreement Payment against the Overdue Amount as full and final payment of the Purchase Agreement Payment and acknowledges the amount of the setoff as partial payment of the Overdue Amount. Decotech hereby acknowledges and consents to the setoff of the Purchase Agreement Payment against the Overdue Amount. Decotech agrees that (i) the portion of the Overdue Payment equal to the difference between the Overdue Payment and the Purchase Agreement Amount (the "Outstanding Overdue Payment") remains outstanding under the Promissory Note and (ii) except for a reduction of the Overdue Payment by an amount equal to the Purchase Agreement Payment, nothing in this Agreement constitutes or shall be deemed to constitute a waiver of any of Texfi's rights under the Promissory Note and the Promissory Note remains in full force and effect unchanged.

         2. Except for the Continuing Texfi Claims (as hereafter defined), Texfi hereby fully releases and forever discharges Decotech from any and all rights, claims, demands, damages, actions, causes of action, costs, expenses, and suits at law or in equity, known or unknown, fixed or contingent, that Texfi has or may have against Decotech, at this time, at any time heretofore or at any time hereafter, based upon, relating to or arising from any event, act or omission whatsoever which occurred prior to the date hereof, including, without limitation, claims based upon or arising out of the Purchase Agreement or the consummation of the transactions contemplated thereby. Except with respect to the Continuing Texfi Claims, Texfi covenants and agrees that it has not nor will it hereafter commence, maintain, or assert any right or claim of any nature, or prosecute any action or proceeding at law or otherwise, against Decotech for damages or loss of any kind or amount or for any other legal or equitable relief based upon, relating to or arising from any event, act or omission that occurred prior to the date hereof based upon or arising out of the Purchase Agreement or the consummation of the transactions contemplated thereby. As used in this Agreement, the term "Continuing Texfi Claims" shall be defined as all rights, claims, demands, damages, actions, causes of action, costs, expenses, and suits at law or in equity, known or unknown, fixed or contingent, that Texfi has or may have against Decotech, at this time, at any time heretofore or at any time hereafter, based upon, relating to or arising from the Promissory Note (except for the reduction of the Overdue Payment as provided in Section 1 hereof), that Assignment of Lease among Texfi, Decotech and Etowah Warehouse, Inc. dated March 31, 1995, that Assignment of Sublease among Texfi, Decotech and Dan River, Inc. dated March 31, 1995, those Equipment Subleases between Texfi and Decotech dated March 31, 1995 with respect to certain equipment leased by Texfi from Pitney Bowes Credit Corporation, John Hancock Leasing Corporation and First American National Bank, respectively, and Section 8.5 of the Purchase Agreement [Bill and Hold Inventory].


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         3. Decotech hereby fully releases and forever discharges Texfi from any and all rights, claims, demands, damages, actions, causes of action, costs, expenses, and suits at law or in equity, known or unknown, fixed or contingent, that Decotech has or may have against Texfi, at this time, at any time heretofore or at any time hereafter, based upon, relating to or arising from any event, act or omission whatsoever that occurred prior to the date hereof, including, without limitation, claims based upon or arising out of the Purchase Agreement or the consummation of the transactions contemplated thereby. Decotech covenants and agrees that it has not nor will it hereafter commence, maintain, or assert any right or claim of any nature, or prosecute any action or proceeding at law or otherwise, against Texfi for damages or loss of any kind or amount or for any other legal or equitable relief based upon, relating to or arising from any event, act or omission which occurred prior to the date hereof based upon or arising out of the Purchase Agreement or the consummation of the transactions contemplated thereby.

         4. Except with respect to the Continuing Texfi Claims, it is the intention of the parties that this Agreement and the releases contained herein shall constitute a full and final accord and satisfaction of all claims that the parties may have or hereafter be deemed to have against the other arising from events, acts or omissions that occurred prior to the date hereof. In furtherance of this intention, each party expressly waives any statutory or common law provision that would otherwise prevent this release from extending to claims other than the Texfi Continuing Claims that are not currently known or suspected to exist in any party's favor at the time of executing the release and which if known by that party, might have materially affected his or its settlement as provided for hereunder.

         5. Decotech hereby warrants and represents to Texfi that (i) it is duly organized and has full power and authority to enter into this Agreement and the Note Purchase Agreement, (ii) all action required to be taken to authorize the execution, delivery and performance by Decotech has been taken, (iii) Management Advisory Services, Inc. is the duly appointed Manager of Decotech with full authority to execute this Agreement and the Note Purchase Agreement on its behalf, (iv) entering into this Agreement and the performance thereof by Decotech will not violate Decotech's organization documents, any agreement, judgment or other instrument to which it is a party or by which it is bound, and
(v) BNY Financial Corporation, Decotech's principal lender, has consented to the transactions contemplated by this Agreement.

         6. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

         7. This Agreement and the other writings referred to herein or delivered pursuant hereto shall constitute the entire understanding of the parties with respect to the subject matter hereof. There are no representations, promises, guaranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement

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may be amended only by a written instrument duly executed by the parties, and any condition to a party's obligations hereunder may only be waived in writing by such a party.

         8. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                   TEXFI INDUSTRIES, INC.


                                   By:   /s/ William L. Remley
                                   Title:   Chief Executive Officer


                                   DECOTECH, L.C.

                                   By:      Management Advisory Services,
                                            Inc., Manager

                                   By:   /s/ L. Terrell Sovey, Jr.
                                   Title:      President


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